Exhibit 99.1

First Quarter 2009

Conference Call Script

Martie Zakas, Introduction and Safe Harbor Statement

Good morning, everyone, and thank you for joining us today as we discuss Mueller Water Products’ results for the 2009 first quarter. We issued our press release reporting results of operations for the three months ended December 31, 2008 yesterday afternoon, and a copy of it is available on our Web site.

Mueller Water Products had 115.5 million shares outstanding as of December 31, 2008. Last week we announced that stockholders approved a proposal to convert the Series B common stock into the Series A common stock. As a result of the conversion, each outstanding share of Series B common stock has been converted into one share of Series A common stock. Trading of the Series B common stock on the New York Stock Exchange ceased prior to the open of trading on January 29, 2009. We believe this conversion will simplify the Company’s capital structure and enhance liquidity.

With us on the call this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

In our press release and on this call, we reference certain non-GAAP financial measures, which are derived from GAAP financial measures. These non-GAAP measures are provided because we believe they are used by the financial community. We believe these measures will assist in assessing the Company’s underlying performance for the periods being reported. There are limitations to these non-GAAP measures, and reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release.

On today’s call we will make forward-looking statements in accordance with the Safe Harbor Provision of the Securities Litigation Reform Act of 1995. Remarks containing words such as “expect,” “believe,” “anticipate” and “project” constitute forward-looking statements. They are not guarantees, and such statements involve risks and uncertainties that could cause actual results to differ materially from these statements. Please see our Form 10-K for the fiscal year ended September 30, 2008, for a discussion of these risks.

This morning’s call is being recorded and webcast live on the Internet. The archived webcast, along with the corresponding slides we are presenting this morning, will be available in the investor relations section of our Web site, www.muellerwaterproducts.com, for at least 90 days after the presentation.

The slides related to this morning’s call are available on the Web site to help illustrate the quarter’s results. In addition, we will be filing a copy of this morning’s call’s prepared remarks on Form 8-K.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie, and good morning everyone.

We appreciate you joining us this morning as we discuss our results for the first quarter fiscal 2009. I’ll begin today with a brief overview of the quarter. Evan Hart will then follow up with a detailed financial report, after which I’ll update you on key drivers influencing our business, our outlook for the second quarter as well as how we are managing though this economic downturn. We will then open up the call for your questions.

Net sales for the 2009 first quarter were $367.7 million. Adjusted income from operations in the first quarter was $12.7 million and adjusted net loss was $0.00 per diluted share. Adjusted operating income margin in the first quarter was 3.5% and adjusted EBITDA margin was 9.7% for the quarter. Excluded from these results is an estimated goodwill impairment charge of $400 million which Evan will discuss in detail.

As we discussed on our last conference call, bookings declined in September and October and that trend continued throughout the quarter. Volume was down $80 million, with shipments of our core water infrastructure products down between 30% and 40% year-over-year. We believe a sharp decline in municipal spending, coupled with continued distributor destocking, were the primary drivers of this drop off.

If you recall, municipal spending had been growing prior to September, however, the liquidity crisis, municipal budget shortfalls and uncertainty surrounding the proposed federal stimulus bill all factored into the decline in municipal spending. I’ll talk more about our markets later in the call.

During the quarter, we implemented further actions to respond to this current fall in market conditions by reducing headcount and cutting production. Until we see improvement in our markets, we will manage our controllable expenses and match our production to demand.

We did see several positives during the quarter. We continued to see the benefits of the price increases realized during the second half of fiscal 2008 and saw a significant decrease in the purchase price of our key raw materials. We will cover this in more detail later in the call.

I’ll now turn the call over to Evan Hart who will discuss our financial results, including our debt and liquidity position. I will then come back and provide an outlook for the second quarter and second half of fiscal 2009.

Evan Hart – Financial Summary

Good morning everyone. I’ll now provide a more in-depth review of the financials. I’ll first review the consolidated results and then turn to segment performance. The results I will be discussing exclude the impact of the first quarter 2009 goodwill non-cash charge, which I will discuss after presenting segment performance.

Consolidated net sales of $367.7 million in the 2009 first quarter decreased $44.6 million year-over-year. Net sales decreased due to lower shipment volumes of $80.0 million across all of our business segments and $8.4 million in unfavorable Canadian currency exchange rates, which were partially offset by $43.8 million of price increases implemented in fiscal 2008.

Gross profit was $75.0 million in the 2009 first quarter, a decrease of $19.4 million, compared to $94.4 million in the 2008 first quarter. Gross margin was 20.4% compared to 22.9% in the prior year period. Gross profit decreased primarily due to higher raw material costs of $40.0 million, lower volume of $27.9 million and $1.1 million due to unfavorable Canadian currency exchange rates. This was partially offset by higher sales pricing of $43.8 million and cost savings of $10.0 million.

Adjusted income from operations for the quarter of $12.7 million decreased $19.9 million from the prior year period of $32.6 million. 2009 first quarter adjusted income from operations was negatively impacted by higher raw material costs and lower shipment volumes, partially offset by higher sales pricing, operating cost savings and a $3.5 million gain on the sale of a building.

First quarter 2009 adjusted operating income and adjusted EBITDA margins of 3.5% and 9.7%, respectively, compare with the 2008 first quarter margins of 7.9% and 13.6%, respectively.

Selling, general, and administrative expenses were $62.3 million in the 2009 first quarter, compared with $61.8 million in the 2008 first quarter.

Interest expense, net of interest income, declined $1.9 million to $17.3 million in the 2009 first quarter compared to $19.2 million in the 2008 first quarter. Gross interest expense totaled $18.1 million in the 2009 quarter compared with $20.6 million in the prior year quarter. Gross and net interest expense was down year-over-year due to lower interest rates and lower average net debt outstanding.

In the 2009 first quarter, the total income tax benefit of $2.9 million included a $1.2 million adjustment to the valuation allowance related to non-deductible compensation. The income tax benefit also included $0.4 million principally related to legacy state income tax matters that have effectively been resolved. There was no income tax benefit related to the goodwill impairment charge. Excluding these items, the effective income tax rate was comparable to the 2008 first quarter.

Adjusted net loss per diluted share was $0.00 in the 2009 first quarter compared to $0.07 per share in the first quarter 2008 which excludes $0.08 per share of restructuring charges associated with the Burlington closure.

I’ll now move on to segment performance.

Net sales for the Mueller Co. segment were $119.6 million in the 2009 first quarter, compared to $161.6 million in the prior year quarter. Lower shipment volumes of $49.0 million and $1.8 million of unfavorable Canadian foreign currency exchange rates were partially offset by higher pricing of $8.8 million. Unit shipment volumes of iron-gate valves, hydrants, and brass service products declined about 40% in the quarter.

Adjusted income from operations of $8.5 million and adjusted EBITDA of $20.8 million in the 2009 first quarter compare to income from operations of $24.8 million and EBITDA of $37.4 million in the 2008 first quarter. Adjusted income from operations was reduced by $21.2 million due to lower shipment volumes, $6.1 million of higher costs of raw materials and $0.5 million of unfavorable Canadian foreign currency exchange rates. This was partially offset by operating cost reductions of $4.6 million and higher sales pricing of $8.8 million.

Net sales in the U.S. Pipe segment increased in the 2009 first quarter to $115.7 million from $110.7 million in the prior year quarter. The sales increase was attributable to $22.8 million of higher pricing partially offset by $17.8 million of lower volume of ductile iron pipe shipments.

In the 2009 first quarter, adjusted loss from operations was $6.5 million and adjusted EBITDA loss was $0.4 million. These results compare to adjusted income from operations of $0.9 million and adjusted EBITDA of $6.8 million in the 2008 first quarter. The 2009 first quarter results were negatively impacted by increased raw material costs of $30.4 million and $4.7 million related to lower shipment volumes. These items were partially offset by operating cost savings of $4.4 million and higher sales pricing. The higher sales pricing of $22.8 million did not cover the higher raw material costs of $30.4 million in the quarter.

Net sales in the Anvil segment were $132.4 million in the 2009 first quarter, compared to $140.0 million in the prior year quarter. The net sales decline was driven by $13.2 million of lower shipment volumes and $6.6 million due to unfavorable Canadian currency exchange rates. This decline was partially offset by higher sales pricing of $12.2 million.

Income from operations of $21.3 million and EBITDA of $25.5 million in the 2009 first quarter compare to income from operations of $15.9 million and EBITDA of $20.9 million in the 2008 first quarter. Income from operations increased principally due to higher sales pricing, a $3.5 million gain on the sale of a building and cost savings of $1.0 million. 2009 first quarter results were reduced principally by higher raw material costs of $3.5 million and under-absorbed overhead of $4.7 million.

Free cash flow, which is cash provided by operating activities less capital expenditures, was a use of $27.9 million in the first quarter 2009. This compares to cash generation of $39.1 million for the first quarter 2008. The decline in cash flow was primarily attributable to the $87.6 million reduction of payables and accrued expenses.

At December 31, 2008, net debt totaled $937.2 million, which is total debt of $1 billion, $89.0 million less cash on hand of $151.8 million.

Total debt at December 31, 2008 was comprised of our $420 million senior subordinated notes at a fixed rate of 7 3/8%; $141.6 million of Term A debt at LIBOR + 150 basis points; $525.4 million of Term B debt at LIBOR + 175 basis points; and $2.0 million of capital leases and other. As we noted last quarter, we have interest rate swap agreements that effectively convert floating rate debt into fixed rate debt. As a result of these swaps, at least 67% of our total debt will bear interest at fixed rates through May 2012. The estimated average all-in fixed rate on the swapped portion of term debt is currently 6.1% and is expected to remain under 6.8% until the final swap agreements mature in fiscal 2012.

During the quarter we repurchased $5 million principal amount of senior subordinated notes at a discount which generated a gain of $1.5 million.

Our scheduled principal repayments are minimal over the next three fiscal years, with $8.9 million due over the remainder of fiscal 2009 and $19.5 million due in each of fiscal 2010 and 2011. Our first significant debt repayments of $115.1 million are not scheduled until 2012 when our Term A debt matures.

At the end of the first quarter, our leverage ratio, which is net debt to EBITDA, was 3.72x, below the maximum leverage ratio of 5.00x. This maximum leverage ratio gradually scales down to 4.5x in fiscal 2011. Our only other maintenance covenant is interest coverage which was 3.66x at December 31, 2008, above the minimum interest coverage of 2.5x.

We anticipate that our existing cash, cash equivalents and borrowing capacity combined with our expected operating cash flows will be sufficient to meet our anticipated operating expenses, capital expenditures, pension contributions and scheduled debt service obligations as they become due for at least the next twelve months.

As a result of the significant deterioration of equity markets in fiscal first quarter 2009, we evaluated our goodwill and other indefinite-lived intangible assets for possible impairment. Due to higher discount rates, we determined that our goodwill was impaired and recorded an estimated impairment charge of $400 million. The final impairment analysis requires a fair value determination of our recorded and unrecorded assets and liabilities and the determination of these fair values has not been completed at this time. Any revision to the estimated impairment charge will be recorded during the 2009 second quarter and is expected not to exceed an additional $200 million.

The impairment charge is a noncash item and does not impact our normal business operations. Further, this charge is excluded from all of our financial results in evaluating financial covenants under our debt agreements.

I’ll now turn the call back over to Greg.

Greg Hyland – Final Remarks

Thanks, Evan.

As we said on the last conference call, we expected this to be a tough quarter. The peak prices that we paid for raw materials in fiscal 2008 impacted cost of goods sold especially at U.S. Pipe. As we entered the quarter, we experienced a significant drop-off in bookings at U.S. Pipe and Mueller Co. with no improvement throughout the quarter.

Certainly, we were impacted by the continual deterioration in the residential construction market, but we believe the biggest impact was driven by a fall-off in municipal spending which also drove our distributors to aggressively reduce their inventories. As I mentioned earlier, we believe public spending for our water infrastructure products had been growing about 10% per year prior to September; however, the liquidity crisis and municipal budget shortfalls contributed to the decline in municipal spending. We also believe the uncertainty surrounding the proposed stimulus bill has caused municipalities in general to delay projects until they have a better understanding of what federal monies could become available to them. We also saw a softening in demand for Anvil products towards the end of the quarter as we are beginning to feel the downturn in spending in non-residential construction.

End market demand is by far our biggest challenge. We were pleased during the first quarter that we were able to maintain price increases realized in the second half of fiscal 2008. In the first quarter of 2009, price per ton of ductile iron pipe was 5.4% higher than the previous quarter and 37% higher than the first quarter 2008. The prices for valves and hydrants were 13.3% higher than the first quarter 2008.

We also saw the average price of most of our raw materials decline in the quarter. For example, scrap steel at U.S. Pipe declined 49% from the average we paid in fiscal 2008 and 63% from the peak. For Mueller Co., purchases of scrap steel declined sharply during the quarter with prices falling 51% below the peak price paid in July 2008. Brass ingot declined 34% from the 2008 average and 36% from the peak.

We expect the lower purchase price of raw materials in all of our businesses to begin flowing through cost of goods sold starting in the second quarter.

During the last four months, we continued to be aggressive in responding to the fall-off in demand. We froze salary increases for all salaried employees and we reduced headcount by 527, or about 8% of our workforce. In addition, we modified our production schedule, removing 155 production days, or about 20% of the available days.

Overall, in the quarter these actions as well as the carry-over benefits from past actions resulted in approximately $10.0 million in cost savings. Although our operations took significant steps to match production to an extraordinary drop in demand, we will need to take further actions in the second quarter.

As we look to the second quarter, we expect shipments, margins and earnings to be down from the first quarter this year. As you know, the second quarter is historically our lowest shipment quarter due to the seasonality of our water infrastructure business. We believe that we will have an even greater drop-off year-over-year in second quarter 2009 revenues than we did in the first quarter fiscal year 2009. We also expect that revenues will be down sequentially.

Let me provide you some insight into trends we are seeing. Bookings in January for our Mueller Co. valves, hydrants and brass products were less than any month of the previous quarter and down significantly from January a year ago. Bookings for U.S. Pipe were down in January from what we saw in the first quarter and down substantially from January a year ago. We believe there were a number of factors that contributed to this decline. First, we think that municipalities are continuing to delay all possible projects. Secondly, while we believe most distributor destocking has taken place, we expect they will not place any inventory orders until we enter the construction season and they see a pick-up in demand. Finally, we have traditionally implemented a February 1st price increase on our Mueller Co. valves and hydrants. We did not implement the annual increase this year due to the multiple price increases we implemented in 2008. As I mentioned earlier, we did see a drop-off in Anvil orders in December. While we are not experiencing the same level of decline in the non-residential construction market as we are in the municipal and residential construction markets, we expect Anvil shipments will be down from second quarter of the prior year and sequentially from last quarter.

On the operating income side, we expect to be impacted not only by the lower shipment volumes, but also the cost of under-absorbed overhead as a result of reduced production levels in first quarter 2009. As a reminder, we use the FIFO method of accounting. We expect the benefit of the lower raw material purchase prices we paid in the first quarter to be more than offset by under-absorbed overhead.

In summary, for the second quarter we expect revenues will be down on a year-over-year basis and less than first quarter revenues. The costs associated with under-absorbed overhead driven by the reduced production in the first quarter will have a significant negative impact in cost of goods sold, particularly in Mueller Co. and U.S. Pipe. While raw material costs will be down nicely from the first quarter, the cost of under-absorbed overhead will more than offset any of this benefit. Again, we expect revenues, adjusted margins and adjusted earnings per share to be down from fiscal first quarter 2009 results.

As we look to the second half of our fiscal year, the outlook for residential and non-residential construction has deteriorated over the last 90 days. Based on the most recent forecast for calendar 2009, housing starts are projected to drop between 20% and 36% and non-residential construction spending to drop 8% to 10%. The outlook for municipal spending is more difficult to assess. Public sector demand for our products depends on many factors, but we believe in this environment, credit availability and relative interest rates, municipalities understanding what monies they will or will not get from the proposed stimulus bill and the overall financial health of the municipalities will have the biggest impact.

Once we begin to see a rebound in municipal spending, we expect our distributors will also increase their inventory levels; however, we do not expect this will happen until we get well into the construction season.

One of our primary objectives continues to be maintaining strong free cash flow. As Evan mentioned earlier, we experienced a use of cash in the first quarter primarily due to a combined $88 million drop in payables and accrued expenses. There was also an increase in inventories which was principally due to under-absorbed overhead associated with reduced production which was capitalized in inventory as well as the drop-off in December shipments. We plan to bring down inventories throughout the year. In order to accomplish this, we will scale back production as needed which may result in additional under-absorbed overhead. In addition, we are tightly managing capital expenditures which we now project to be in the range of $40 to $50 million. We expect to generate positive free cash flow for the full year.

Other key variables for fiscal 2009 are: corporate spending estimated to be between $42 and $44 million. Our tax rate is expected to be between 39% and 41%. We estimate 2009 net interest expense to be within the range of $68 to $71 million.

What we want you to take away from today’s conference call is that we are dealing with a very challenging economic environment. We believe we have taken the difficult but necessary steps and will continue to do so. We will continue to focus on generating free cash flow and managing our controllable expenses while maintaining our quality, reputation of our brands, and service level to our customers.

With that, we’ll open up our call for questions.

Greg Hyland (Closing)

Okay, with that we will conclude our call. Thank you for your continued interest in Mueller Water Products.